Exhibit 99.2

Second Quarter 2009 Results Conference Call
James E. Perry, Vice President, Finance and Treasurer
July 30, 2009

Thank you, Beth.
Good morning from Dallas, Texas and welcome to the Trinity Industries Second Quarter 2009 Results Conference Call. I’m James Perry, Vice President, Finance and Treasurer for Trinity. Thank you for being with us today.

In addition to me, you will hear today from:

• Tim Wallace, Chairman, Chief Executive Officer and President
• Steve Menzies, Senior Vice President and Group President of the Rail Group; and
• Bill McWhirter, Senior Vice President and Chief Financial Officer

Following their comments, we’ll move to the Q&A session.

Also in the room today is Mary Henderson, our Corporate Controller.

A replay of this conference call will be available starting one hour after the conference call ends today through midnight on Thursday, August 7th. The replay number is (402) 220-0117. Replay of this broadcast will also be available on our website located at www.t-r-i-n.net.

Before we get started, let me remind you that:

“Today’s conference call contains forward looking statements as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to estimates, expectations, intentions, and predictions of future financial performance. Statements that are not historical facts are forward looking. Participants are directed to Trinity’s Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements.”

On June 30th, 2009, we had total borrowings of 1.91 billion dollars. Borrowings at the corporate level were 450 million dollars of convertible subordinated notes, 201.5 million dollars of senior notes and 3 million dollars of other indebtedness.

The Leasing Company’s debt included 544.6 million dollars of Promissory Notes, 312.6 million dollars of Secured Railcar Equipment Notes, 298.6 million dollars outstanding under our railcar leasing warehouse facility, 61 million dollars of seven year term loan, and 39 million dollars of capital leases, for total leasing company debt of 1.26 billion dollars at June 30, 2009. This compares to a book value for total leasing equipment of 2.8 billion dollars.

In today’s call, you will hear us refer to the non-GAAP term EBITDA. A reconciliation of EBITDA was provided in our press release yesterday. For the second quarter, EBITDA was 127.9 million dollars.

During the second quarter, we had several key financing accomplishments that strengthened the balance sheet.

We entered into a loan secured by railcars for 61 million dollars. The security used for the facility included railcars that had previously secured the Equipment Trust Certificates that were paid off in the first quarter. This demonstrates our ability to continue to find attractive financing for railcars during their life cycle.

In the second quarter, we entered into two sale-leaseback transactions for railcars. These provided 26.1 million dollars of cash to the company and are attractive pieces of financing. These transactions and similar transactions in the first quarter have generated a total of 60 million dollars of cash.

Finally, during the second quarter, we renewed our railcar leasing warehouse facility through February 2011. As previously indicated, we renewed the facility for 475 million dollars, an amount lower than our last renewal. This was deliberate as slower demand for railcars has reduced our need for financing. The lower level saves us unnecessary financing expenses that would have been associated with a larger facility.

At June 30th, we had 176.4 million dollars available under our railcar leasing warehouse facility.

After all of these activities and the cash flows from our businesses, our cash position increased significantly during the quarter to 440.9 million dollars, up from 170.4 million dollars at March 31st.

In addition to our cash, at June 30th we had 334.9 million dollars available under our 425 million dollar revolving credit facility which matures in October of 2012. The portion of the facility that is utilized is due to our usage of letters of credit. There were no cash borrowings under the facility at June 30th. At quarter-end, we were well within all of the covenant requirements of this facility.

During the next twelve months, through June 30th of 2010, our debt repayment commitments total 58 million dollars. Our next debt maturity or renewal occurs in early 2011 when we will revisit the warehouse facility. Details of future commitments and our debt can be found in our 10-Q.

As you can see, we are positioned well in the current choppy financial markets with total liquidity from our cash and credit faculties of approximately 950 million dollars.

We did not purchase any Trinity shares during the second quarter. Our cumulative purchases under the 200 million program launched in late 2007 which ends Dec. 31st, 2009, totals 3 million 532 thousand 728 shares for a total of 67.5 million dollars.

In summary, our financing activities have been very successful and our EBITDA has totaled approximately 597 million dollars during the last four quarters. We are positioned well with a strong balance sheet and cash flows. We have been very focused on these activities to ensure we are positioned to capitalize on business opportunities as they arise.

Now, here’s Tim Wallace.

Tim
Steve
Bill

Thanks, Bill. Now our operator will prepare us for the Q & A session.
Q & A Session

Thank you, Beth. This concludes today’s conference call.
Remember, a replay of this call will be available starting one hour after this call ends today through midnight, Thursday, August 7th. The access number is (402) 220-0117. Also, this replay will be available on our website located at www.t-r-i-n.net.

We look forward to visiting with you again on our next conference call. Thank you for joining us this morning.